EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2012 RESULTS
•  EPS Increases 56%
•  Comparable Store Sales up 5.9%
•  Increases Fiscal 2012 Guidance

BIRMINGHAM, Ala. (August 19, 2011) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended July 30, 2011.

Financial Highlights
Net sales for the 13-week period ended July 30, 2011, increased 9.5% to $153.1 million compared with $139.8 million for the 13-week period ended July 31, 2010.  Comparable store sales increased 5.9%. Net income for the 13-week period ended July 30, 2011, increased 48.0% to $5.9 million compared with $4.0 million for the 13-week period ended July 31, 2010.  Earnings per diluted share increased 56.4% to $0.21 compared with $0.14 for the 13-week period ended July 31, 2010.

Net sales for the 26-week period ended July 30, 2011, increased 10.0% to $356.8 million compared with $324.3 million for the 26-week period ended July 31, 2010.  Comparable store sales increased 6.4%.  Net income for the 26-week period ended July 30, 2011, was $27.3 million compared with $21.4 million for the 26-week period ended July 31, 2010.  Earnings per diluted share increased 34.6% to $0.98 compared with $0.73 for the 26-week period ended July 30, 2010.

Jeff Rosenthal, President and Chief Executive Officer, stated, “Our performance in second quarter is our seventh consecutive quarter of comparable store sales increases and our eighth consecutive quarter of earnings increases. The true nature of our success is our great employees and their dedication to providing exceptional service to our customers.  We continue to see strength in our active wear and footwear businesses.  We are well positioned entering the back-to-school season and have experienced continued positive sales trends to date in the third quarter.”

For the second quarter, Hibbett opened 8 new stores, expanded 5 high performing stores and closed 5 underperforming stores, bringing the store base to 802 in 26 states as of July 30, 2011.  In Fiscal 2012, the Company expects to open approximately 50 to 55 new stores, expand 15 high performing stores and close 10 to 15 stores.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2012 with $65.2 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 240,405 shares of common stock for a total expenditure of $9.4 million.  Approximately $180.2 million of the current $250.0 million authorization remains for future stock repurchases.

Fiscal 2012 Outlook
The Company increased its earnings guidance for Fiscal 2012 to a range of $1.90 to $2.00 per diluted share with a comparable store sales increase in the mid-single digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 19, 2011, to discuss second quarter 2012 fiscal results.  The number to call for the live interactive teleconference is (212) 231-2919.  A replay of the conference call will be available until August 26, 2011, by dialing (402) 977-9140 and entering the passcode, 21533361.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2012 second quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, August 19, 2011, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 26, 2011.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, earnings per diluted share and comparable sales for Fiscal 2012, and merchandising, inventory and repurchase plans.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 29, 2011, and our Quarterly Report on Form 10-Q filed on June 3, 2011.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	$153,127	$139,819	$356,783	$324,325
Cost of goods sold, distribution center
and store occupancy costs	102,490	95,044	230,353	213,441
Gross profit	50,637	44,775	126,430	110,884
Store operating, selling and administrative
expenses	37,969	34,917	76,342	69,858
Depreciation and amortization	3,300	3,377	6,580	6,869
Operating income	9,368	6,481	43,508	34,157
Interest expense, net	60	44	116	51
Income before provision for income taxes	9,308	6,437	43,392	34,106
Provision for income taxes	3,368	2,424	16,115	12,752
Net income	$5,940	$4,013	$27,277	$21,354

Net income per common share:
Basic earnings per share	$0.22	$0.14	$1.00	$0.74
Diluted earnings per share	$0.21	$0.14	$0.98	$0.73

Weighted average shares outstanding:
Basic	27,267	28,786	27,356	28,768
Diluted	27,804	29,389	27,889	29,377

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 30,	January 29,
	2011	2011
Assets
Cash and cash equivalents	$65,186	$75,517
Accounts receivable, net	7,027	5,385
Inventories, net	192,770	174,878
Prepaid expenses and other	15,615	13,561
Total current assets	280,598	269,341
Property and equipment, net	39,563	40,056
Other assets	5,119	4,868
Total assets	$325,280	$314,265

Liabilities and Stockholders' Investment
Accounts payable	$87,566	$75,986
Short-term capital leases	247	312
Accrued expenses	16,544	18,036
Total current liabilities	104,357	94,334
Non-current liabilities	18,250	19,843
Stockholders' investment	202,673	200,088
Total liabilities and stockholders' investment	$325,280	$314,265

END OF EXHIBIT 99.1